Exhibit 99.02

FREEDOM HOLDING CORP.
RESTRICTED STOCK GRANT AGREEMENT

THIS AGREEMENT is made as of ________________       , 20__ (the “Date of Grant”), between Freedom Holding Corp., a Nevada corporation (the “Company”), and ____________________ (the “Grantee”).

WHEREAS, the Company has adopted the Freedom Holding Corp. 2018 Equity Incentive Plan (the “Plan”) in order to provide additional incentive to certain employees, consultants, directors and officers of the Company and its Subsidiaries; and

WHEREAS, the Board has determined to grant to the Grantee a Grant of shares of the Company’s Common Stock subject to restrictions stated herein (“Shares of Restricted Stock”) to encourage the Grantee’s efforts toward the continuing success of the Company.

NOW, THEREFORE, the parties hereto agree as follows:

1. Grant of Restricted Stock.

(a) The Company hereby grants to the Grantee an award of              Shares of Restricted Stock (the “Grant”). The Shares of Restricted Stock granted pursuant to the Grant shall be issued in certificated form in the name of the Grantee as soon as reasonably practicable after the Date of Grant and shall be subject to the execution and return of this Agreement by the Grantee (or the Grantee’s estate, if applicable) to the Company as provided in Section 9 hereof.

(b) This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference), a copy of which has been provided to the Grantee and which the Grantee acknowledges having received and reviewed. Any conflict between this Agreement and the terms of a written employment agreement for the Optionee that has been approved, ratified or confirmed by the Board shall be decided in favor of the provisions of such employment agreement.  Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2. Restrictions on Transfer.

The Shares of Restricted Stock issued under this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated until all restrictions on such Restricted Stock shall have lapsed in the manner provided in Section 3, 4 or 5 hereof. Any attempt to transfer or otherwise dispose of any Shares of Restricted Stock in contravention of the restrictions set forth herein shall be null and void and without effect.

3. Lapse of Restrictions Generally.

Except as provided in Sections 4, 5 and 6 hereof, one-______ (1/_) of the number of Shares of Restricted Stock issued hereunder (rounded down to the nearest whole Share, if necessary) shall vest, and the restrictions with respect to such Restricted Stock shall lapse, on each of the first _______ (_) anniversaries of the Date of Grant.

4. Effect of Certain Terminations of Employment.

If the Grantee’s employment terminates as a result of the Grantee’s death or total and permanent disability as determined by the Board (“Disability”), or if Grantee’s employment with the Company or its Subsidiaries is terminated by the Company or its Subsidiaries without cause on or after the Date of Grant, all Shares of Restricted Stock which have not become vested in accordance with Section 3 or 5 hereof shall vest, and the restrictions on such Restricted Stock shall lapse, as of the date of such termination.

For purposes of this Agreement, “cause” shall mean, (i) on account of fraud, embezzlement or other unlawful or tortious conduct, whether or not involving or against the Company or any affiliate, (ii) for violation of a policy of the Company or any affiliate, or (iii) for serious and willful acts or misconduct detrimental to the business or reputation of the Company or any affiliate.

5. Effect of Corporate Change.

In the event of a Corporate Change at any time on or after the Date of Grant, all Shares of Restricted Stock which have not become vested in accordance with Section 3 or 4 hereof shall vest, and the restrictions on such Restricted Stock shall lapse immediately.

6. Forfeiture of Restricted Stock.

In addition to the circumstance described in Section 9(a) hereof, any and all Shares of Restricted Stock which have not become vested in accordance with Section 3, 4 or 5 hereof shall be forfeited and shall revert to the Company upon:

(i) the termination by the Grantee, the Company or its Subsidiaries of the Grantee’s employment for any reason other than those set forth in Section 4 hereof prior to such vesting; or

(ii) the commission by the Grantee of an Act of Misconduct prior to such vesting.

For purposes of this Agreement, an “Act of Misconduct” shall mean the occurrence of one or more of the following events: (x) the Grantee uses for profit or discloses to unauthorized persons, confidential information or trade secrets of the Company or any of its Subsidiaries, (y) the Grantee breaches any contract with or violates any fiduciary obligation to the Company or any of its Subsidiaries, or (z) the Grantee engages in unlawful trading in the securities of the Company or any of its Subsidiaries or of another company based on information gained as a result of that Grantee’s employment with, or status as a director to, the Company or any of its Subsidiaries.

7. Delivery of Restricted Stock.

(a) Certificates representing the Shares of Restricted Stock issued pursuant to Section 1 hereof shall remain in the custody of the Company subject to the lapse on restrictions provided in Sections 3, 4 or 5 hereof. Any Shares of Restricted Stock forfeited pursuant to this Agreement shall be forfeited and revert to the Company without payment of any consideration by the Company, and neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall thereafter have any further rights or interests in such Shares. If certificates for any such Shares of Restricted Stock shall have been delivered to the Grantee (or his/her legatees or personal representative), such certificates shall be returned to the Company, complete with any necessary signatures or instruments of transfer to the Company for cancelation.

(b) Except as otherwise provided in Section 7(c) hereof, a certificate representing Shares of Restricted Stock for which the restrictions have lapsed pursuant to Section 3, 4 or 5 hereof shall be delivered to the Grantee as soon as practicable following the date on which the restrictions on such Restricted Stock have lapsed, free of all restrictions hereunder.

(c) Shares of Restricted Stock in respect of which the restrictions have lapsed upon the Grantee’s death pursuant to Section 4 hereof or, if requested by the executors or administrators of the Grantee’s estate upon such lapse of restrictions, a stock certificate with respect to such Shares of Restricted Stock, shall be delivered to the executors or administrators of the Grantee’s estate as soon as practicable following the Company’s receipt of notification of the Grantee’s death in a form acceptable to Company legal counsel, free of all restrictions hereunder.

8. Dividends and Voting Rights.

Subject to restrictions set forth in the Plan, and Section 2 and Section 9(a) hereof, upon issuance of the Shares of Restricted Stock, the Grantee shall have all of the rights of a stockholder with respect to such Common Stock, including the right to vote the Common Stock and to receive all dividends or other distributions paid or made with respect thereto, provided, however, that dividends paid, if any, with respect to Shares of Restricted Stock which have not vested at the time of the dividend payment shall be held in the custody of the Company and shall be subject to the same restrictions that apply to the corresponding Shares of Restricted Stock.

9. Execution of Grant Agreement.

(a) The Shares of Restricted Stock granted to the Grantee pursuant to the Grant shall be subject to the Grantee’s execution and return of this Agreement to the Company or its designee (including by electronic means, if so provided) no later than __________ __, 20__ (the “Grantee Return Date”); provided that if the Grantee dies before the Grantee Return Date, this requirement shall be deemed to be satisfied if the executor or administrator of the Grantee’s estate executes and returns this Agreement to the Company or its designee no later than ninety (90) days following the Grantee’s death (the “Executor Return Date”). If this Agreement is not so executed and returned on or prior to the Grantee Return Date or the Executor Return Date, as applicable, the Shares of Restricted Stock evidenced by this Agreement shall be forfeited, and neither the Grantee nor the Grantee’s heirs, executors, administrators and successors shall have any rights with respect thereto.

(b) If this Agreement is so executed and returned on or prior to the Grantee Return Date or the Executor Return Date, as applicable, all dividends and other distributions paid or made with respect to the Shares of Restricted Stock granted hereunder prior to such Grantee Return Date or Executor Return Date shall be treated in the manner provided in Section 8 hereof.

10. No Right to Continued Employment.

Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate the Grantee’s employment, nor confer upon the Grantee any right to continuance of employment by the Company or its Subsidiaries or continuance of service as a Board member.

11. Withholding of Taxes.

Prior to the delivery to the Grantee (or the Grantee’s estate, if applicable) of a stock certificate with respect to shares of Restricted Stock in respect of which all restrictions have lapsed, the Grantee (or the Grantee’s estate) shall pay to the Company the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company (the “Withholding Taxes”) with respect to such Restricted Stock. By executing and returning this Agreement in the manner provided in Section 9 hereof, the Grantee (or the Grantee’s estate) shall be deemed to elect to have the Company withhold a portion of such Restricted Stock having an aggregate Fair Market Value equal to the Withholding Taxes in satisfaction of the Withholding Taxes, such election to continue in effect until the Grantee (or the Grantee’s estate) notifies the Company before such delivery that the Grantee (or the Grantee’s estate) shall satisfy such obligation in cash, in which event the Company shall not withhold a portion of such Restricted Stock as otherwise provided in this Section 11. If Grantee is exempt from tax withholding requirements, Grantee will provide the Company such information and documentation as the Company may request to document Grantee’s Withholding Tax exempt status.

12. Grantee’s Representations, Warranties and Covenants.

(a) Grantee represents and warrants that he or she is acquiring the Shares of Restricted Stock solely for his or her own account for investment and not with a view to, or for sale in connection with, any distribution thereof. Grantee agrees that he or she will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any of the Shares of Restricted Stock (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any Shares of Restricted Stock), or any interest therein or any rights relating thereto, except in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder, and in compliance with all applicable state or non-U.S. securities or “blue sky” laws. Grantee further understands, acknowledges and agrees that none of the Shares of Restricted Stock may be transferred, sold, pledged, hypothecated or otherwise disposed of unless such disposition is in compliance with the applicable provisions of the Plan and this Agreement.

(b)  Grantee acknowledges that any certificate evidencing the Shares of Restricted Stock shall bear the following legend prior to the lapse of any outstanding restrictions

THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS, INCLUDING FORFEITURE PROVISIONS AND RESTRICTIONS AGAINST TRANSFER (THE “RESTRICTIONS”), CONTAINED IN THE FREEDOM HOLDING CORP. 2018 EQUITY INCENTIVE PLAN, AND ANY AGREEMENTS ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE COMPANY. ANY ATTEMPT TO DISPOSE OF THESE SHARES IN CONTRAVENTION OF THE RESTRICTIONS, INCLUDING BY WAY OF SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHERWISE, SHALL BE NULL AND VOID AND WITHOUT EFFECT.

(c)  Grantee represents and warrants that, as of the date hereof, he or she is an officer, employee or director of the Company or a Subsidiary.

(d) Grantee agrees that the obligation of the Company to issue Shares of Restricted Stock shall also be subject, as a condition precedent, to compliance with applicable provisions of the Securities Act, the Securities Exchange Act of 1934, as amended, state on non-U.S. securities or corporation laws, rules and regulations under any of the foregoing and applicable requirements of any securities exchange upon which the Company’s Common Stock may be listed.

13. Waiver of Repurchase Option and Right of First Refusal.

The parties hereby waive any Repurchase Option or Right of First Refusal to which the Company may be entitled pursuant to Section 6.8 of the Plan.

14. No Advice Regarding Grant.

Grantee is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice Grantee may determine is needed or appropriate with respect to the Shares of Restricted Stock (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Grant, the advantages and disadvantages of making an election under Section 83(b) of the U.S. Internal Revenue Code with respect to the Grant, and the process and requirements for such an election). Neither the Company nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Agreement) or recommendation with respect to the Grant or the making of an election under Section 83(b) of the Code with respect to the Grant. In the event the Grantee desires to make an election under Section 83(b) of the Code with respect to the Grant, it is the Grantee’s sole responsibility to do so timely. Except for the withholding rights set forth in Paragraph 11 above, the Grantee is solely responsible for any and all tax liability that may arise with respect to the Grant.

15. Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

16. Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

17. Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Utah without giving effect to the conflicts of laws principles thereof.

18. Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

19. Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Board. Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee’s heirs, executors, administrators and successors, and the Company and its Subsidiaries for all purposes.

20. Entire Agreement.

This Agreement and the terms and conditions of the Plan constitute the entire understanding between the Grantee and the Company and its Subsidiaries, and supersede all other agreements, whether written or oral, with respect to the Grant.

21. Headings.

The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

22. Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

FREEDOM HOLDING CORP.
By:
Timur Turlov, Chief Executive Officer
GRANTEE
By:
Name: